Report of Independent Accountants


September 29, 1997


To the Trustees of
Mutual Fund Trust

We have examined management's assertion about Mutual Fund Trust's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 1997 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1997, and the period from April 30, 1997 (the date of last examination) through May 31, 1997 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Count and inspection of domestic securities and similar investments located in the vault of The Chase Manhattan Bank at 4 New York Plaza, 11th Floor, New York, New York;

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York and The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o Confirmation of securities and similar investments out for transfer with transfer agents;

o Confirmation of securities with the transfer agent for investments in other mutual funds;

o Liquidation of repurchase agreements, time deposits and securities out for redemption or maturity;

o Confirmation of securities and similar investments out for partial call with transfer agents;

o Testing of selected purchases and/or sales or maturities of investment securities since our last examination from the books and records of the Company to trade tickets and broker confirmations;

o For global securities physically held or held in book entry form by sub-custodians outside of the United States:

     o Count and inspection of securities and similar investments held in physical form in the countries of England and Malaysia;

     o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

     o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

In connection with the procedures referred to above for the investment accounts as of May 31, 1997, we were unable to complete the planned procedures with the expected results for the four items listed below. For Provident Municipal Fund, 812,000 shares were confirmed by the fund's transfer agent as owned by the Company. For the Master Note Agreement with CS First Boston, we were unable to confirm any amount with the custodian or issuer. For NYS Med Facs Securities, the custodian confirmed 745,000 and 1,275,000 shares as held by the Company:

         Security                           Cusip #            Shares/Par
         --------                           -------            ----------
         Provident Municipal Fund           625907100             808,372
         Master Note Agreement with
         CS First Boston                    N/A               $95,000,000
         NYS Med Facs Securities            64988JNH9           1,480,000
         NYS Med Facs Securities            64988JNG1             540,000

No other matters came to our attention that caused us to believe that the investment accounts as of May 31, 1997 should be adjusted.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Mutual Fund Trust was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Mutual Fund Trust and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of Mutual Fund Trust (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1997.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 with respect to securities and similar investments reflected in the investment account of the Company.



Mutual Fund Trust


By:



/s/ Martin R. Dean
--------------------------------
Martin R. Dean
Treasurer
Mutual Fund Trust



/s/ Colleen McCoy
--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                        Report of Independent Accountants


September 29, 1997


To the Board of Directors of
Mutual Fund Variable Annuity Trust

We have examined management's assertion about Mutual Fund Variable Annuity Trust's (the "Company") compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 1997 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1997, and the period from April 30, 1997 (the date of last examination) through May 31, 1997 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Count and inspection of domestic securities and similar investments located in the vault of The Chase Manhattan Bank at 4 New York Plaza, 11th Floor, New York, New York;

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York, The Depository Trust Company and the Participants Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o    Liquidation of repurchase agreements;

o Agreement of corporate actions (eg., stock dividends) due, but not yet received, to the books and records of the Custodian indicating subsequent receipt of the securities at a sub-custodian;

o For global securities physically held or held in book entry form by sub-custodians outside of the United States:

     o Count and inspection of securities and similar investments held in physical form in the countries of England and Malaysia;

     o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

     o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

In connection with the procedures referred to above, for the investment accounts as of May 31, 1997, we were unable to complete the planned procedures with the expected results for the four items listed. For each of the Sumitomo Bank Time Deposits, we were informed the amounts were invested jointly in a time deposit through one of the funds in a related investment company. We agreed the cash disbursements and subsequent day's cash receipts between the Company and the related investment company to the Custodian's cash statements and noted that the par amounts and the appropriate interest income were transferred into the Company's cash accounts:

         Security                           Cusip #         Par/Shares
         --------                           -------         ----------
         Sumitomo Bank Time Deposit         N/A               $793,000
         Sumitomo Bank Time Deposit         N/A             $1,391,000
         Sumitomo Bank Time Deposit         N/A               $538,000
         Sumitomo Bank Time Deposit         N/A               $658,000

In addition, we were informed the following position was a fractional share position which the sub-custodian did not have in its records:

         Security                           Cusip #             Shares
         --------                           -------             ------
         Zions Bankcorp                     989701107             0.96

No other matters came to our attention that caused us to believe that the investment accounts as of May 31, 1997 should be adjusted.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Mutual Fund Variable Annuity Trust was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Mutual Fund Variable Annuity Trust and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of Mutual Fund Variable Annuity Trust (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1997.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 with respect to securities and similar investments reflected in the investment account of the Company.



Mutual Fund Variable Annuity Trust


By:



/s/ Martin R. Dean
--------------------------------
Martin R. Dean
Treasurer
Mutual Fund Variable Annuity Trust



/s/ Colleen McCoy
--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                        Report of Independent Accountants


September 29, 1997


To the Board of Directors of
Capital Growth Portfolio

We have examined management's assertion about Capital Growth Portfolio's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 1997 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1997, and the period from April 30, 1997 (the date of last examination) through May 31, 1997 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York and The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o For global securities physically held or held in book entry form by sub-custodians outside of the United States:

     o Count and inspection of securities and similar investments held in physical form in the countries of England and Malaysia;

     o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

     o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

In connection with the procedures referred to above, for the investment accounts as of May 31, 1997, we were unable to complete the planned procedures with the expected results for the two items listed below. For Noble Drilling Corp Com, we were informed that the difference was a fractional share position which the sub-custodian did not have in its records. For the Sumitomo Bank Time Deposit, we were informed the amount was invested jointly in a time deposit through one of the funds in a related investment company. We agreed the cash disbursements and subsequent day's cash receipts between the Company and the related investment company to the Custodian's cash statements and noted that the par amount and the appropriate interest income were transferred into the Company's cash account:

Security                               Cusip                  Shares/Par
--------                               -----                  ----------
Noble Drilling Corp Com                655042109                      .3
Sumitomo Bank Time Deposit             N/A                   $28,539,000

No other matters came to our attention that caused us to believe that the investment accounts as of May 31, 1997 should be adjusted.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Capital Growth Portfolio was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Capital Growth Portfolio and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of Capital Growth Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1997.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 with respect to securities and similar investments reflected in the investment account of the Company.



Capital Growth Portfolio


By:



/s/ Martin R. Dean
--------------------------------
Martin R. Dean
Treasurer
Capital Growth Portfolio



/s/ Colleen McCoy
--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                        Report of Independent Accountants


September 29, 1997


To the Board of Directors of
Growth & Income Portfolio

We have examined management's assertion about Growth & Income Portfolio's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 1997 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1997, and the period from April 30, 1997 (the date of last examination) through May 31, 1997 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:


o Count and inspection of domestic securities and similar investments located in the vault of The Chase Manhattan Bank at 4 New York Plaza, 11th Floor, New York, New York;

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York and The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o Agreement of corporate actions (eg., stock dividends) due, but not yet received, to the books and records of the Custodian indicating subsequent receipt of the securities at a sub-custodian;

o For global securities physically held or held in book entry form by sub-custodians outside of the United States:

     o Count and inspection of securities and similar investments held in physical form in the countries of England and Malaysia;

     o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

     o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

In connection with the procedures referred to above, for the investment accounts as of May 31, 1997, we were unable to complete the planned procedures with the expected results for three items listed below. For the Sumitomo Bank Time Deposit, we were informed the amount represented a joint investment in a time deposit for the Company and sixteen funds in related investment companies. We agreed the cash disbursements and subsequent day's cash receipts to the Custodian's cash statements and noted that the par amounts and the appropriate interest income were transferred into each of the Company's and related investment companies' cash accounts. For the Cucci International and the Suntrust Bank Time Deposit, custody confirmed positions of $3,000,000 and $20,000:

Security                                    Cusip                Par/Amount
--------                                    -----                ----------
Sumitomo Bank Time Deposit                  N/A                  $229,829,000
Cucci International                         126545AB8                       0
Suntrust Bank Time Deposit                  8ST99RJX1                       0

No other matters came to our attention that caused us to believe that the investment accounts as of May 31, 1997 should be adjusted.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Growth & Income Portfolio was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Growth & Income Portfolio and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of Growth & Income Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1997.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 with respect to securities and similar investments reflected in the investment account of the Company.



Growth & Income Portfolio


By:



/s/ Martin R. Dean
--------------------------------
Martin R. Dean
Treasurer
Growth & Income Portfolio



/s/ Colleen McCoy
--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                        Report of Independent Accountants


September 29, 1997


To the Board of Directors of
International Equity Portfolio

We have examined management's assertion about International Equity Portfolio's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 1997 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1997, and the period from April 30, 1997 (the date of last examination) through May 31, 1997 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Testing of securities and similar investments held in book entry form by The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o For global securities physically held or held in book entry form by sub-custodians outside of the United States:

     o Count and inspection of securities and similar investments held in physical form in the countries of England and Malaysia;

     o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

     o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

In connection with the procedures referred to above, for the investment accounts as of May 31, 1997, we were unable to complete the planned procedures with the expected results for the item listed below. For the Sumitomo Bank Time Deposit, we were informed that the amount was invested jointly in a time deposit through one of the funds in a related investment company. We agreed the cash disbursements and subsequent day's cash receipts between the Company and the related investment company to the Custodian's cash statements and noted that the par amount and the appropriate interest income were transferred into the Company's cash account.

         Security                           Cusip #           Par/Shares
         --------                           -------           ----------
         Sumitomo Bank Time Deposit         N/A               $596,000

No other matters came to our attention that caused us to believe that the investment accounts as of May 31, 1997 should be adjusted.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that International Equity Portfolio was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of International Equity Portfolio and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of International Equity Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1997.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 with respect to securities and similar investments reflected in the investment account of the Company.



International Equity Portfolio


By:



/s/ Martin R. Dean
--------------------------------
Martin R. Dean
Treasurer
International Equity Portfolio



/s/ Colleen McCoy
--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                        Report of Independent Accountants


September 29, 1997


To the Board of Directors of
Mutual Fund Group

We have examined management's assertion about Mutual Fund Group's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 1997 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1997, and the period from April 30, 1997 (the date of last examination) through May 31, 1997 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Count and inspection of domestic securities and similar investments located in the vault of The Chase Manhattan Bank at 4 New York Plaza, 11th Floor, NY, NY;

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York, The Depository Trust Company and the Participants Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o    Liquidation of repurchase agreements;

o Agreement of corporate actions (eg., stock dividends) due, but not yet received, to the books and records of the Custodian indicating subsequent receipt of the securities at a sub-custodian;

o Testing of selected purchases and/or sales or maturities of investment securities since our last examination from the books and records of the Company to trade tickets and broker confirmations;

o For global securities physically held or held in book entry form by sub-custodians outside of the United States:

     o Count and inspection of securities and similar investments held in physical form in the countries of England and Malaysia;

     o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

     o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

In connection with the procedures referred to above for the investment accounts as of May 31, 1997, we were unable to complete the planned procedures with the expected results for the eight items listed below. For the Sumitomo Bank Time Deposits, we were informed the amounts were invested jointly in a time deposit through one of the funds in a related investment company. We agreed the cash disbursements and subsequent day's cash receipts between the Company and the related investment company to the Custodian's cash statements and noted that the par amounts and the appropriate interest income were transferred into the Company's cash accounts. For the Westinghouse Electric Corp. the custodian confirmed 7,965 shares as held by the Company. For the Hangseng HKGE Euro Put Option and the FNR 91-155 PD, we were unable to confirm any amount with the custodian or broker:

         Security                          Cusip #        Par/Shares/Contracts
         --------                          -------        --------------------
         Sumitomo Bank Time Deposit        N/A                     $20,390,000
         Sumitomo Bank Time Deposit        N/A                      $9,281,000
         Sumitomo Bank Time Deposit        N/A                      $8,249,000
         Sumitomo Bank Time Deposit        N/A                      $2,168,000
         Sumitomo Bank Time Deposit        N/A                        $416,000
         Westinghouse Electric Corp.       960402709                     9,000
         FNR 91-155 PD                     31358KRD2                  $129,289
         Hangseng HKGE Euro Put Option     9PG912773                        35

In addition, we were informed the following two positions were fractional share positions which the sub-custodian did not have in its records:

         Security                          Cusip #                 Shares
         --------                          -------                 ------
         Zions Bankcorp                    989701107                 0.74
         Zions Bankcorp                    989701107                 0.09

No other matters came to our attention that caused us to believe that the investment accounts as of May 31, 1997 should be adjusted.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Mutual Fund Group was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Mutual Fund Group and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------



We, as members of management of Mutual Fund Group (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1997.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 with respect to securities and similar investments reflected in the investment account of the Company.



Mutual Fund Group


By:



/s/ Martin R. Dean
--------------------------------
Martin R. Dean
Treasurer
Mutual Fund Group



/s/ Colleen McCoy
--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                       Report of Independent Accountants


September 29, 1997


To the Board of Directors of
Mutual Fund Select Group

We have examined management's assertion about Mutual Fund Select Group's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 1997 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1997, and the period from April 30, 1997 (the date of last examination) through May 31, 1997 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Count and inspection of domestic securities and similar investments located in the vault of The Chase Manhattan Bank at 4 New York Plaza, 11th Floor, New York, New York;

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York, The Depository Trust Company and the Participants Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o    Liquidation of repurchase agreements;

o Agreement of corporate actions (eg., stock dividends) due, but not yet received, to the books and records of the Custodian indicating subsequent receipt of the securities at a sub-custodian;

o Testing of selected purchases and/or sales or maturities of investment securities since our last examination from the books and records of the Company to trade tickets and broker confirmations;

o For global securities physically held or held in book entry form by sub-custodians outside of the United States:

     o Count and inspection of securities and similar investments held in physical form in the countries of England and Malaysia;

     o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

     o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

In connection with the procedures referred to above, for the investment accounts as of May 31, 1997, we were unable to complete the planned procedures with the expected results for the six items listed below. For each of the Sumitomo Bank Time Deposits, we were informed the amounts were invested jointly in a time deposit through one of the funds in a related investment company. We agreed the cash disbursements and subsequent day's cash receipts between the Company and the related investment company to the Custodian's cash statements and noted that the par amounts and the appropriate interest income were transferred into the Company's cash accounts:


         Security                           Cusip #                   Par
         --------                           -------                   ---
         Sumitomo Bank Time Deposit         N/A                   $48,429,000
         Sumitomo Bank Time Deposit         N/A                    $7,627,000
         Sumitomo Bank Time Deposit         N/A                   $42,582,000
         Sumitomo Bank Time Deposit         N/A                    $4,887,000
         Sumitomo Bank Time Deposit         N/A                    $3,942,000
         Sumitomo Bank Time Deposit         N/A                    $7,786,000

In addition, the following security was in the Custodian's records but not in the investment accounts of the Company:

         Security                           Cusip #                  Shares
         --------                           -------                  ------
         Echelon International Co.          278747100                4,000

No other matters came to our attention that caused us to believe that the investment accounts as of May 31, 1997 should be adjusted.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Mutual Fund Select Group was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Mutual Fund Select Group and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of Mutual Fund Select Group (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1997.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 with respect to securities and similar investments reflected in the investment account of the Company.



Mutual Fund Select Group


By:



/s/ Martin R. Dean
--------------------------------
Martin R. Dean
Treasurer
Mutual Fund Select Group



/s/ Colleen McCoy
--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                        Report of Independent Accountants


September 29, 1997


To the Board of Directors of
Mutual Fund Select Trust

We have examined management's assertion about Mutual Fund Select Trust's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 1997 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1997, and the period from April 30, 1997 (the date of last examination) through May 31, 1997 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:


o Testing of securities and similar investments held in book entry form by The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o Confirmation of securities with the transfer agent for investments in other mutual funds;

o Testing of selected purchases and/or sales or maturities of investment securities since our last examination from the books and records of the Company to trade tickets and broker confirmations.

In connection with the procedures referred to above for the investment accounts as of May 31, 1997, we were unable to complete the planned procedures with the expected results for the two items listed below. For Provident Municipal Fund, 16,988,000 and 8,397,000 shares, respectively, were confirmed by the fund's transfer agent as owned by the Company:

         Security                           Cusip #           Shares
         --------                           -------           ------
         Provident Municipal Fund           625907100         16,430,000
         Provident Municipal Fund           625907100          8,955,000

No other matters came to our attention that caused us to believe that the investment accounts as of May 31, 1997 should be adjusted.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Mutual Fund Select Trust was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Mutual Fund Select Trust and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of Mutual Fund Select Trust (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1997.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1997 with respect to securities and similar investments reflected in the investment account of the Company.



Mutual Fund Select Trust


By:



/s/ Martin R. Dean
--------------------------------
Martin R. Dean
Treasurer
Mutual Fund Select Trust



/s/ Colleen McCoy
--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

           UNITED STATES                      ----------------------------------
SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
      Washington, D.C. 20549                  ----------------------------------
                                              OMB Number:            3235-0360
           FORM N-17f-2                       Expires:           July 31, 1994

                                              Estimated average burden
                                              hours per response       ...0.05
                                              ----------------------------------

Certificate of Accounting of Securities and Similar
           Investments in the Custody of
          Management Investment Companies
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

---------------------------------------------------------------------------------------------- -------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:

811-5151                                                                                       May 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- -----------------------------------------------------------

        WV                    WI                   WY                    PUERTO RICO
        ----------------------------------------------------------------------------------------------------------------------------

        Other (specify):
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

MUTUAL FUND GROUP
------------------------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

101 Park Avenue, New York, New York 10178
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

           UNITED STATES                      ----------------------------------
SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
      Washington, D.C. 20549                  ----------------------------------
                                              OMB Number:            3235-0360
           FORM N-17f-2                       Expires:           July 31, 1994

                                              Estimated average burden
                                              hours per response       ...0.05
                                              ----------------------------------

Certificate of Accounting of Securities and Similar
           Investments in the Custody of
          Management Investment Companies
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

---------------------------------------------------------------------------------------------- -------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:

811-07843                                                                                      May 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- -----------------------------------------------------------

        WV                    WI                   WY                    PUERTO RICO
        ----------------------------------------------------------------------------------------------------------------------------

        Other (specify):
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

MUTUAL FUND SELECT GROUP
------------------------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

101 Park Avenue, New York, New York 10178
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

           UNITED STATES                      ----------------------------------
SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
      Washington, D.C. 20549                  ----------------------------------
                                              OMB Number:            3235-0360
           FORM N-17f-2                       Expires:           July 31, 1994

                                              Estimated average burden
                                              hours per response       ...0.05
                                              ----------------------------------

Certificate of Accounting of Securities and Similar
           Investments in the Custody of
          Management Investment Companies
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

---------------------------------------------------------------------------------------------- -------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:

811-8358                                                                                       May 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- -----------------------------------------------------------

        WV                    WI                   WY                    PUERTO RICO
        ----------------------------------------------------------------------------------------------------------------------------

        Other (specify):
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

MUTUAL FUND TRUST
------------------------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

101 Park Avenue, New York, New York 10178
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

           UNITED STATES                      ----------------------------------
SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
      Washington, D.C. 20549                  ----------------------------------
                                              OMB Number:            3235-0360
           FORM N-17f-2                       Expires:           July 31, 1994

                                              Estimated average burden
                                              hours per response       ...0.05
                                              ----------------------------------

Certificate of Accounting of Securities and Similar
           Investments in the Custody of
          Management Investment Companies
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

---------------------------------------------------------------------------------------------- -------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:

811-07841                                                                                      May 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- -----------------------------------------------------------

        WV                    WI                   WY                    PUERTO RICO
        ----------------------------------------------------------------------------------------------------------------------------

        Other (specify):
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

MUTUAL FUND SELECT TRUST
------------------------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

101 Park Avenue, New York, New York 10178
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

           UNITED STATES                      ----------------------------------
SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
      Washington, D.C. 20549                  ----------------------------------
                                              OMB Number:            3235-0360
           FORM N-17f-2                       Expires:           July 31, 1994

                                              Estimated average burden
                                              hours per response       ...0.05
                                              ----------------------------------

Certificate of Accounting of Securities and Similar
           Investments in the Custody of
          Management Investment Companies
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

---------------------------------------------------------------------------------------------- -------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:

811-7394                                                                                       May 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- -----------------------------------------------------------

        WV                    WI                   WY                    PUERTO RICO
        ----------------------------------------------------------------------------------------------------------------------------

        Other (specify):
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

INTERNATIONAL EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

George Martinez, Esq., BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, OH 43219
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

           UNITED STATES                      ----------------------------------
SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
      Washington, D.C. 20549                  ----------------------------------
                                              OMB Number:            3235-0360
           FORM N-17f-2                       Expires:           July 31, 1994

                                              Estimated average burden
                                              hours per response       ...0.05
                                              ----------------------------------

Certificate of Accounting of Securities and Similar
           Investments in the Custody of
          Management Investment Companies
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

---------------------------------------------------------------------------------------------- -------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:

811-8086                                                                                       May 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- -----------------------------------------------------------

        WV                    WI                   WY                    PUERTO RICO
        ----------------------------------------------------------------------------------------------------------------------------

        Other (specify):
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

CAPITAL GROWTH PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

George Martinez, Esq., BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, OH 43219
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

           UNITED STATES                      ----------------------------------
SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
      Washington, D.C. 20549                  ----------------------------------
                                              OMB Number:            3235-0360
           FORM N-17f-2                       Expires:           July 31, 1994

                                              Estimated average burden
                                              hours per response       ...0.05
                                              ----------------------------------

Certificate of Accounting of Securities and Similar
           Investments in the Custody of
          Management Investment Companies
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

---------------------------------------------------------------------------------------------- -------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:

811-8084                                                                                       May 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- -----------------------------------------------------------

        WV                    WI                   WY                    PUERTO RICO
        ----------------------------------------------------------------------------------------------------------------------------

        Other (specify):
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

GROWTH & INCOME PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

George Martinez, Esq., BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, OH 43219
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

           UNITED STATES                      ----------------------------------
SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
      Washington, D.C. 20549                  ----------------------------------
                                              OMB Number:            3235-0360
           FORM N-17f-2                       Expires:           July 31, 1994

                                              Estimated average burden
                                              hours per response       ...0.05
                                              ----------------------------------

Certificate of Accounting of Securities and Similar
           Investments in the Custody of
          Management Investment Companies
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

---------------------------------------------------------------------------------------------- -------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:

811-8630                                                                                       May 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- --------------

        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- -----------------------------------------------------------

        WV                    WI                   WY                    PUERTO RICO
        ----------------------------------------------------------------------------------------------------------------------------

        Other (specify):
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

MUTUAL FUND VARIABLE ANNUITY TRUST
------------------------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

101 Park Avenue, New York, New York 10178
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)